Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Vahanna Tech Edge Acquisition I Corp. of the Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 3, 2021	/s/ Diane B. Glossman
Diane B. Glossman